SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):February 5, 2007
CYTRX CORPORATION
(Exact Name of Registrant as Specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

000-15327 (Commission File Number)	58-1642740 (I.R.S. Employer Identification No.)

11726 San Vicente Boulevard, Suite 650 Los Angeles, California (Address of Principal Executive Offices)	90049 (Zip Code)
(310) 826-5648
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (See General Instruction A.2 below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement
     On February 5, 2007 CytRx Corporation (the “Company”) and Pharmaceutical Research Associates, Inc., (“PRA”) entered into a Master Agreement for Clinical Trials Management Services. Under this agreement, PRA will provide services to the Company as a clinical research organization in connection with the Company’s planned Phase IIb clinical trial and multiple ascending dose study for arimoclomol for the treatment of ALS. The dose level of arimoclomol used in the Company’s prior Phase IIa clinical trial appeared to be safe and was well tolerated by the patients in that trial, and the planned multiple ascending dose trial will be designed to determine if a higher dose of arimoclomol, which could potentially enhance the efficacy of this drug, can be safely used in the planned Phase IIb clinical trial. The Company expects to commence the multiple ascending dose trial by the second quarter of 2007 and the Phase IIb clinical trial during the third quarter of 2007.
     The specific services to be rendered by PRA under the agreement in connection with the design, management and implementation of the Company’s Phase IIb clinical trial and multiple ascending dose study, the schedule for delivery of these services and the cost to the Company for these services will be set forth in written task orders based upon the Company’s requests for such services. The Company estimates that the total cost for these services including for investigator grants paid by PRA on behalf of the Company will be approximately $9,000,000 for the planned Phase IIb clinical trial and $1,000,000 for the planned multiple ascending dose study, but the actual cost of these services will depend upon the type and quantity of such services requested by the Company.
     The Company may terminate the agreement at any time upon 30 days notice to PRA, in which case the Company shall pay for all of PRA’s services rendered through this termination date and in winding down or closing out its work.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTRX CORPORATION
By:	/s/ STEVEN A. KRIEGSMAN
Steven A. Kriegsman
President and Chief Executive Officer

Dated: February 5, 2007

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